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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Dixon                              Rosina                    B.
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   (Last)                            (First)              (Middle)

20 Kingsbridge Road
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                                    (Street)

Piscataway                         New Jersey               08854
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Enzon, Inc. (ENZN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     6/98

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                        See foot-
Common Stock                          6/30/98        A               550         A      note 1                  D
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                                                                                        See foot-
Common Stock                          3/31/98        A               510         A      note 1                  D
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                                                                                        See foot-
Common Stock                          12/31/97       A               728         A      note 1                  D
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                                                                                        See foot-
Common Stock                          9/30/97        A               616         A      note 1    25,016        D
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1)   Securities granted by Enzon, Inc. pursuant to the Independent Directors Stock Plan as compensation for service as a member of the board of directors of Enzon, Inc.

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*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 2270 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)       (A)    (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option                                                                   Common
(right to buy)(a)   $6.4375  3/27/98  A        10,000        (b)      3/27/08  Stock     10,000           10,000    D
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====================================================================================================================================

Explanation of Responses:

(a) Options granted under the Company's Non-qualified stock option plan and qualified under Rule 16b-3.

(b) Options vest in two tranches of 5,000 shares each on March 27, 1999 and on March 27, 2000.


           /s/  Kevin T. Collins                                 8/14/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2
                                                                 SEC 2270 (7-97)

                                POWER OF ATTORNEY

     Know all by those present, that the undersigned hereby constitutes and appoints Kevin T. Collins, the undersigned's true and lawful attorney-in fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Enzon, Inc. (the "Company"), a Form 5 for the fiscal year ended June 30, 1998 (the "Form 5") thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute the Form 5 and timely file such Form 5 with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned has filed the Form 5, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 6th day of August, 1998.


                                        /s/  Rosina B. Dixon
                                   --------------------------------
                                                Signature


                                        /s/  Rosina B. Dixon
                                   --------------------------------
                                               Print Name